Exhibit 99.1

GAIN THERAPEUTICS REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Successfully completed GLP toxicology studies for lead program GT-02287 in GBA1 Parkinson’s disease
●	Company is on track to submit application for start of Phase 1 clinical trial of GT-02287 to the Human Research Ethics Committee (HREC) in Australia in mid-2023
●	Received a $2.8 million (CHF $2.5 million) grant from Innosuisse, the Swiss Innovation Agency, to advance the development of GT-02287 in GBA1 Parkinson’s disease
●	Obtained a grant in the aggregate amount of $1.3 million (EUR 1.2 million) to a consortium led by Gain Therapeutics for further development of the Company’s novel small molecule allosteric regulators against Alpha-1 Antitrypsin Deficiency
●	Appointed C. Evan Ballantyne as Chief Financial Officer in April

BETHESDA, MD, May 12, 2023 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company leading the discovery and development of allosteric small molecule therapies, today announced financial results for the first quarter ended March 31, 2023, and highlighted recent corporate progress.

“We are pleased with the progress we have made this year and look forward to advancing our lead candidate GT-02287 for the treatment of GBA1 Parkinson’s disease into the clinic later this year,” said Matthias Alder, Chief Executive Officer. “In addition, the grants obtained for the development of GT-02287 and our AAT research program provide significant non-dilutive capital and validate the potential of Gain’s allosteric protein regulators as small molecule therapies in a broad range of diseases. Further, we are thrilled that Evan Ballantyne joined us last month as our new Chief Financial Officer to support the continued growth of Gain at this important inflection point when we are poised to become a clinical stage biotech company.”

Recent Pipeline Highlights

●	Successfully completed GLP toxicology studies for lead program GT-02287 in GBA1 Parkinson’s disease. With the completion of GLP-toxicology studies, Gain remains on track to submit the application for the initiation of a Phase 1 clinical trial of GT-02287 to the Human Research Ethics Committee (HREC) in Australia in mid-2023. The Phase 1 clinical trial is expected to commence in the second half of 2023 and will evaluate administration of both single and multiple ascending dose levels of GT-02287 in healthy volunteers to assess safety and pharmacokinetics.
●	Presented positive preclinical data supporting disease-modifying potential of allosteric GCase regulators for the treatment of Alzheimer’s disease at the AD/PD conference in Gothenburg, Sweden. In March, Gain presented new preclinical data at the 2023 International Conference on Alzheimer’s and Parkinson’s Diseases and related neurological disorders (AD/PD) in a poster presentation titled: “Small-Molecule Structurally Targeted Allosteric Regulators of Glucocerebrosidase Show Neuroprotective Properties in Cell-Based Models of Alzheimer’s Disease.” The data generated in two cell-based assays of Alzheimer’s disease showed that Gain’s orally bioavailable, brain-penetrant allosteric regulators of GCase show promising activity against Amyloid Beta 1-42 (Aβ-1-42) and oligomeric Tau toxicity, which are thought to underlie neurodegeneration and cognitive impairment in Alzheimer’s disease, supporting their potential as a disease-modifying, novel pharmacological option for the treatment of AD and other tauopathies.

Recent Corporate Updates

●	Appointed C. Evan Ballantyne as Chief Financial Officer in April 2023. Mr. Ballantyne brings over 20 years of experience managing the financing and corporate strategy of publicly traded and private companies in the healthcare industry.
●	Received a $2.8 million (CHF 2.5 million) grant to advance lead program in GBA1 Parkinson’s disease. The funding provided by Innosuisse, the Swiss Innovation Agency, as part of its Swiss Accelerator program to Gain’s Swiss subsidiary GT Gain Therapeutics SA, will support clinical pharmacology and preclinical studies with Gain’s drug candidate GT-02287, which are required to be performed as Gain’s lead program for the treatment of GBA1 Parkinson’s disease progresses through Phase 1 and Phase 2 clinical studies.
●	Obtained a grant in the aggregate amount of $1.3 million (EUR 1.2 million) to a consortium led by Gain Therapeutics for AAT research program. The grant awarded to the consortium will support a research project conducted by Gain Therapeutics, the Institute for Research in Biomedicine, Newcells Biotech and the University of Helsinki to develop the Company’s novel small molecule allosteric regulators against Alpha-1 Antitrypsin (AAT) Deficiency, a rare genetic condition that can result in serious lung and liver diseases.

Financial Results:

Research and development (R&D) expenses totaled $2.8 million for the three months ended March 31, 2023, as compared to $1.6 million for the same period in 2022. The $1.2 million increase in R&D expense for the three months ended March 31, 2023 was primarily due to increases in costs associated with pre-IND clinical studies, quality and clinical manufacturing as Gain’s GBA1 Parkinson’s disease program advances toward clinical trials. The increase in R&D expenses was also due to higher personnel-related costs associated with an increase in employee headcount.

General and administrative (G&A) expenses totaled $2.5 million for the three months ended March 31, 2023, as compared to $1.8 million for the same period in 2022. The increase in G&A expenses of $0.7 million for the three months ended March 31, 2023 was primarily due to higher legal fees, accounting, insurance, and information technology costs. The increase in G&A expenses was also due to an increase in personnel-related costs resulting from an increase in employee headcount.

Net loss for the three-month period ended March 31, 2023, was $5.1 million, or $0.43 per share basic and diluted, compared to a net loss of $3.3 million, or $0.28 per share basic and diluted, for the same period in 2022. The net loss includes non-cash stock-based compensation expenses in the amount of $0.6 million and $0.3 million for the three-month periods ended March 31, 2023 and 2022, respectively.

Cash, cash equivalents and marketable securities were $18.8 million as of March 31, 2023. The Company believes that this amount, together with the proposed research grant funding detailed above and ATM proceeds received in April 2023, will be sufficient to support current operations into the third quarter of 2024.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Collaboration revenues	$55,180	$37,538
Other income	-	7,468
Total revenues	55,180	45,006

Operating expenses:
Research and development	(2,791,205)	(1,556,440)
General and administrative	(2,493,759)	(1,777,043)
Total operating expenses	(5,284,964)	(3,333,483)

Loss from operations	(5,229,784)	(3,288,477)

Other income (expense):
Interest income/(expense), net	152,035	(1,651)
Foreign exchange gain/(loss), net	(42,842)	19,162
Loss before income tax	$(5,120,591)	$(3,270,966)

Income tax	(16,728)	(1,677)

Net loss	$(5,137,319)	$(3,272,643)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.43)	$(0.28)
Weighted average common shares - basic and diluted	11,935,081	11,883,368

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$5,988,202	$7,311,611
Marketable securities – current	11,827,528	12,826,954
Tax credits	137,383	103,877
Prepaid expenses and other current assets	1,368,871	848,854
Total current assets	$19,321,984	$21,091,296

Non-current assets:
Marketable securities - non current	$988,388	$1,941,488
Property and equipment, net	144,636	144,379
Internal-use software	208,913	213,967
Operating lease - right of use assets	609,877	659,933
Restricted cash	31,122	30,818
Long-term deposits and other non-current assets	17,655	17,506
Total non-current assets	2,000,591	3,008,091
Total assets	$21,322,575	$24,099,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,213,489	$1,626,100
Operating lease liability – current	232,507	229,080
Other current liabilities	2,599,763	2,106,756
Deferred income	—	55,180
Loans – current	109,200	108,135
Total current liabilities	$5,154,959	$4,125,251

Non-current liabilities:
Defined benefit pension plan	$164,568	$157,580
Operating lease liability - non-current	385,922	441,784
Loans - non-current	478,296	495,258
Total non-current liabilities	1,028,786	1,094,622
Total liabilities	$6,183,745	$5,219,873

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of March 31, 2023 and December 31, 2022.	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 12,087,142 issued and outstanding as of March 31, 2023; 11,883,368 issued and outstanding as of December 31, 2022.	1,209	1,189
Additional paid-in capital	58,694,827	57,358,895
Accumulated other comprehensive income	96,310	35,627
Accumulated deficit	(38,516,197)	(20,925,459)
Loss for the period	(5,137,319)	(17,590,738)
Total stockholders’ equity	15,138,830	18,879,514
Total liabilities and stockholders’ equity	$21,322,575	$24,099,387

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a biotechnology company leading the discovery and development of allosteric small molecule therapies. With its proprietary computational discovery platform SEE-Tx®, Gain Therapeutics is transforming drug discovery by identifying novel allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas. By binding to allosteric binding sites, the small molecules discovered with SEE-Tx provide opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition, and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders (LSDs), metabolic disorders, as well as other diseases that can be targeted through protein degradation, such as oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse, and through a Swiss Accelerator Innovation Project supported by Innosuisse. For more information, please visit https://www.gaintherapeutics.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the Company’s growth and upcoming inflection points; the development of the Company’s current or future product candidates including GT-02287; expectations regarding timing for reporting data from ongoing preclinical studies or the initiation of future clinical trials, including the timing for submission of the application for the initiation of the Phase 1 clinical trial of GT-02287 in Australia and the timing for commencement of such clinical trial; and the Company’s anticipated cash runway guidance. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. Many factors may cause differences between current expectations and actual results, including the impacts of the COVID-19 pandemic and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2023 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact:

Argot Partners

(212) 600-1902

Gain@argotpartners.com